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                                                                    EXHIBIT 99.1


                     ALUMAX TO APPEAL TAX COURT DECISION



ATLANTA, GA. -- October 1, 1997 -- Alumax Inc. (NYSE: AMX; Toronto: AXI) announced today that it has been informed that the United States Tax Court has ruled in favor of the Internal Revenue Service in a suit against Alumax regarding an alleged federal income tax deficiency of $129 million, which with interest approximates a total of $400 million. Alumax has strongly contested the IRS notice of deficiency and now plans to appeal the court's ruling.

        Alumax indicated that it has established reserves so that this matter will not have a material adverse effect on the company's financial condition.

        Allen Born, Alumax chairman and chief executive officer, said:

        "We're disappointed with the court's decision. We will vigorously appeal the case. Meanwhile, Alumax will continue to pursue its strategic plans for growth and development."

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        In conjunction with its appeal, the company said that it will pay the alleged deficiency and related interest upon receipt of the assessment in order to prevent the further accrual of additional interest on the alleged deficiency. The company said that it will fund the deficiency and related interest from cash balances and available revolving credit facilities.

        Alumax said that payment of the deficiency with interest thereon will provide certain tax benefits to the company that will offset in part, in the year of payment and within the carry-forward period, the cost of paying the deficiency and interest. Therefore, as a result of this adverse ruling the company will record a $100 million to $110 million (approximately $1.80 to $1.95 per share) charge to net earnings in the third quarter of 1997, which represents the unprovided for net deficiency related to this matter.

        Alumax is a world leader in aluminum with assets of $3.3 billion and 1996 revenues of more than $3.1 billion.

        The company produces and markets primary aluminum ingot, billet and slab and is a major fabricator of value-added aluminum products for the transportation, distributor, building and construction, packaging and consumer durables markets.

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